Exhibit 3.1.73

ARTICLES OF INCORPORATION OF HEARTLAND OUTBACK, INC.

The undersigned incorporator hereby forms and establishes a corporation for profit under the laws of the State of Kansas.

ARTICLE I

The name of the corporation (hereinafter called the Corporation) is Heartland Outback, Inc.

ARTICLE II

The registered office of the Corporation is located at 8220 Tomahawk, Prairie Village, Johnson County, Kansas 66208. The name of the Corporation’s resident agent at such address is Thad D. Batson.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code, as the same may be amended from time to time.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is:

Class	Par Value, If Any, Per Share	Number of Shares
Common	No Par	10,000

ARTICLE V

The name and mailing address of the incorporator is: Thad D. Batson, 8220 Tomahawk, Prairie Village, Johnson County, Kansas 66208.

ARTICLE VI

The number of directors which shall constitute the Board of Directors shall be as fixed by or in the manner provided in the bylaws of the Corporation.

ARTICLE VII

The bylaws of the Corporation may from time to time be altered, amended, or repealed, or new bylaws may be adopted, in either of the following ways: (i) by the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote, or (ii) by a majority of the Board of Directors. Any change so made by the stockholders may hereafter be further changed by a majority of the directors; provided, however, that the power of the Board of Directors of alter, amend, or repeal bylaws, or to adopt new bylaws, may be denied as to any bylaws or portion thereof by the stockholders if at the time of enactment the stockholders shall so expressly provide.

ARTICLE VIII

Election of directors need not be by written ballot unless and to the extent that the bylaws of the Corporation so provide.

ARTICLE IX

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statutes, and all rights conferred upon stockholders hereby are granted subject to this reservation.

ARTICLE X

(a) The Corporation shall, unless prohibited by law, hold harmless and indemnify any person who is or was a director or officer, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, against all expenses paid or incurred by him or her in connection with, arising out of, or resulting from any threatened, pending, or completed claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether brought by or in the right of the Corporation or otherwise, in which he or she may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he or she is or was a director or officer, provided such person’s conduct is not finally adjudged to constitute knowing fraud, deliberate dishonesty, or willful misconduct. The Corporation may in its discretion by action of its Board of Directors provide indemnification to employees or agents of the Corporation acting within the scope of their employment or agency as provided for in this Article. Expenses shall include, but are not to be limited to, all liabilities, cost, attorneys’

fees and disbursements, amounts of judgments, fines or penalties against, and amounts paid in settlement by, such person. The right to indemnification shall also include the right to be paid by the Corporation the expenses incurred in defending any civil or criminal action, suit, or proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as provided in this Article.

(b) The indemnification and other rights provided by this Article shall not be deemed exclusive of any other rights to which a person may be entitled under any applicable law, bylaws of the Corporation, agreements, vote of shareholders or disinterested director(s) or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding the office of director or officer, and the Corporation is hereby expressly authorized to enter into agreements with its directors and officers which provide greater indemnification rights than generally provided by the General Corporation Code of Kansas and such indemnification shall continue as to a person who ceases to be a director or officer and shall inure to the benefit of the heirs, executors, administrators, representatives, and estate of such person. Any such agreement providing for further indemnity entered into pursuant to this Article need not be further approved by the stockholders of the Corporation in order to be fully effective and enforceable.

(c) In the event that any part of this Article shall be found in any action, suit, or proceeding to be invalid or ineffective, the validity and the effect of the remaining parts shall not be affected, and the Corporation shall indemnify such directors or officers to the fullest extent permitted by the remaining parts of this Article, or to the fullest extent permitted by the General Corporation Code of Kansas, whichever results in greater recovery to such directors or officers.

(d) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article.

(e) This Article may be hereafter amended or repealed; however, no amendment, alteration, addition, change, or repeal shall reduce, terminate, or otherwise adversely affect the right of a person entitled to obtain indemnification or an advance of expenses with respect to an action, suit, or proceeding that pertains to or arises out of actions or omissions that occur prior to the effective date of such amendment, alteration, addition, change, or appeal.

ARTICLE XI

No director shall have any personal liability to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the provisions of K.S.A. 17-6424, and amendments thereto, or (iv) for any transaction from which such director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date that this provision becomes effective.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name this 20th day of December, 1995.

/s/ Thad D. Batson
Thad D. Batson, Incorporator

STATE OF MISSOURI	)
) ss.
COUNTY OF JACKSON	)

Personally appeared before me, a Notary Public in and for said County and State, the above-named Thad D. Batson, who is personally known to me to be the same person who executed the foregoing instrument of writing and duly acknowledged the execution of the same.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my official seal this 20th day of December, 1995.

My Commission Expires:

/s/ Notary
Notary